UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): September 19, 2011

Max Sound Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other Jurisdiction of incorporation)

000-51886	10685-B Hazelhurst Drive #6572 Houston, Texas 77043	26-3534190
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(210) 401-7667
 (Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below)::

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 19, 2011 Max Sound Corporation (the “Company”)  entered into a consulting agreement with Bradley Spalter, (“Spalter”). Pursuant to the consulting agreement, Spalter has agreed to (i) act as a member of the Company’s Advisory Board and attend quarterly meetings of the Company’s Advisory Board; and (ii) spend one day per quarter acting as a consultant on such matters as the Company may reasonably request for period of five years. As consideration for the consulting agreement, the Company agreed to issue to Spalter 100,000 shares of the Company’s par value $.0001 common stock.

On September 24, 2011 the Company entered into a consulting agreement with Norman Whitfield, Jr. (“Whitfield”). Pursuant to the consulting agreement, Whitfield has agreed to (i) act as a member of the Company’s Advisory Board and attend quarterly meetings of the Company’s Advisory Board; and (ii) spend one day per quarter acting as a consultant on such matters as the Company may reasonably request for period of five years. As consideration for the consulting agreement, the Company agreed to issue to Whitfield 100,000 shares of the Company’s par value $.0001 common stock.

On September 27, 2011 the Company entered into a consulting agreement with Sugar Ratbord, (“Ratbord”) and Lane Davis (“Davis”).  Pursuant to the consulting agreement, Ratbord and Davis have agreed to (i) act as members of the Company’s Advisory Board and attend quarterly meetings of the Company’s Advisory Board; and (ii) spend one day per quarter acting as a consultant on such matters as the Company may reasonably request for period of five years. As consideration for the consulting agreement, the Company agreed to issue to Ratbord and Davis collectively, 100,000 shares of the Company’s par value $.0001 common stock.

On October 4, 2011 the Company entered into a consulting agreement with Carl Stubner, (“Stubner”). Pursuant to the consulting agreement, Stubner has agreed to (i) act as a member of the Company’s Advisory Board and attend quarterly meetings of the Company’s Advisory Board; and (ii) spend one day per quarter acting as a consultant on such matters as the Company may reasonably request for period of five years. As consideration for the consulting agreement, the Company agreed to issue to Stubner 100,000 shares of the Company’s par value $.0001 common stock.

The foregoing description of the consulting agreements with these consultants is not intended to be complete and is qualified in its entirety by the complete text of the Agreements attached to this current report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4.

Other than the aforementioned consulting agreements, there are no other material relationships between the Company and the consultants.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to a consulting agreement with Spalter, we issued a total of 100,000 shares of our common stock, par value $.0001 per share, to Spalter as compensation for services rendered.

Pursuant to a consulting agreement with Whitfield, we issued a total of 100,000 shares of our common stock, par value $.0001 per share, to Whitfield as compensation for services rendered.

Pursuant to a consulting agreement with Ratbord and Davis, we issued a total of 100,000 shares of our common stock, par value $.0001 per share, to Ratbord and Davis as compensation for services rendered.

Pursuant to a consulting agreement with Stubner, we issued a total of 100,000 shares of our  common stock, par value $.0001 per share, to Stubner as compensation for services rendered.

The shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the 'Act'). These shares of our Common Stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a 'public offering' as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.  This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a 'public offering.' Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10.1	Form of Consulting Agreement, dated September 19, 2011, by and between Max Sound Corporation and Bradley Spalter.
10.2	Form of Consulting Agreement, dated September 24, 2011, by and between Max Sound Corporation and Norman Whitfield, Jr.
10.3	Form of Consulting Agreement, dated September 27, 2011, by and among Max Sound Corporation and Sugar Ratbord and Lane Davis.
10.4	Form of Consulting Agreement, dated October 4, 2011, by and between Max Sound Corporation and Carl Stubner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAX SOUND CORPORATION

Date: November 2, 2011	By:	/s/John Blaisure
John Blaisure President and Chief Executive Officer,

MAX SOUND CORPORATION

Date: November 2, 2011	By:	/s/Greg Halpern
Greg Halpern Chief Financial Officer and Chairman of the Board